Exhibit 1.01 to Form SD
Conflict Minerals Report
This Form SD of ASM International N.V. ("we," "our," "us," or "ASM") is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 through December 31, 2014.

Introduction

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products which contain any of the minerals specified in the Rule, if such minerals are necessary for the manufacture or functionality of such products. The specified minerals are Columbite-tantalite (coltan), cassiterite, wolframite and gold and their derivatives, which currently are limited to tin, tantalum, tungsten and gold ("Conflict Minerals"). Certain of ASM's operations manufacture or contract to manufacture products which contain the minerals specified in the Rule which are necessary for the production or functionality of such products. Accordingly, ASM is subject to the reporting requirement of Rule 13p-1.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, ASM is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that ASM has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

When using the term “conflict-free” in this Report, it means the minerals, smelters or refiners have been verified as complying with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program (the “CFSP”) or an equivalent third-party audit program.

Overview:

Company and Products:
ASM is a leading supplier of semiconductor process equipment for wafer processing. We provide advanced front-end wafer processing equipment engineered for both established and leading edge processes, such as Atomic Layer Deposition (ALD), Plasma Enhanced ALD (PEALD), Epitaxy, Plasma Enhanced Chemical Vapor Deposition (PECVD), Low Pressure Chemical Vapor Deposition (LPCVD) and Oxidation/Diffusion.

Supply Chain
At ASM, we have strong links with our suppliers to deliver quality commodities, products, and processes. The main categories of suppliers include contract manufacturers, metal fabrication, gas systems, robotics, heaters, and electronics. We expect everyone that works with us, including all of our suppliers, to share our vision of corporate responsibility. We are committed to sourcing components and materials from companies that share our values concerning human rights, ethics and environmental and social sustainability; and expect suppliers to source minerals responsibly.
For the purposes of this Conflict Minerals Report, we rely upon our suppliers to disclose the origin, source, and chain of custody of the conflict minerals contained in product components and materials. Our active suppliers are requested to participate in our conflict minerals due diligence process designed and based on an internationally recognized due diligence framework provided by the Organisation for Economic Co-Operation and Development (“OECD”).

Industry Alignment
ASM has adopted the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct, including its responsible sourcing of minerals requirement. In 2014, ASM joined and remains an active member in the Conflict Free Sourcing Initiative (“CFSI”), which was developed jointly by the members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (“GeSI”). The CFSI has more than 200 company participants from major industries. In addition, we adopted the CFSI’s standard industry tools and templates for information disclosure, as well as the Conflict Free Smelter Program (“CFSP”). CFSP uses independent third-party auditing to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. CFSI member companies and their supply chain can then use this information to make sourcing choices.

ASM’s Conflict Minerals Program and Supply Chain Due Diligence

Reasonable Country of Origin Inquiry
As required by Rule 13p-1, in 2013, ASM conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals contained in our products. This inquiry was sent to each of our direct suppliers and was reasonably designed to determine whether any of the Conflict Minerals contained in our products or materials supplied to us originated in the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola, which are the relevant countries for purposes of the Rule ("Covered Countries"). We engaged in specific follow-up with key suppliers, and conducted further inquiry and investigation with unresponsive suppliers or suppliers providing inconsistent or otherwise inadequate responses.

Based on our reasonable country of origin inquiry, we have reason to believe that one or more necessary Conflict Minerals may not be from recycled or scrap sources, or may have originated in the Covered Countries. Therefore, we have exercised due diligence on the source and chain of custody of its conflict mineral.

Design and Implementation of Due Diligence Measures
ASM’s conflict minerals due diligence efforts and processes are based on and comply with the internationally recognized due diligence framework specified by 2nd edition of the Organisation for Economic Co-Operation and Development (“OECD”)’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the supplements thereto (“OECD Guidance”). Following the OECD Guidance recommended five-step risk-based due diligence framework; ASM designed our integrated conflict minerals due diligence process and performed the measures with the following steps:

1. Developed program strategy, established corporate process and management systems for supply chain due diligence and reporting compliance.
(i) ASM has a strong commitment to its environmental and sustainability programs and is aware and focused on human rights violations that are associated with the mining of certain minerals under potentially violent conditions in certain parts of the world. In 2013, ASM established our Conflict Minerals Policy (“CM Policy”), which can be found at
http://www.asm.com/Downloads/Conflict_Minerals_Policy.pdf. The policy not only applies to our own global operations but also to our global suppliers. In addition, our annual Corporate Responsibility communication to critical suppliers includes a conflict minerals commitment requirement.
(ii) Our Conflict Minerals Program is overseen by the Vice President of Operational Excellence, and managed by the Corporate Responsibility Manager; and enforced by stakeholders from relevant functions, including legal, global supply chain management team, and project managers focused on conflict minerals data collection and surveys.
(iii) ASM uses the industry standard Conflict Minerals Reporting Template (“CMRT”) developed by CFSI to survey and gather data from our suppliers. Suppliers were asked to provide us the components with CMRT and the origin of the source of the “conflict minerals” they used in the product; including the smelter and refineries and sourcing countries location. Our due diligence survey using the industry standard CFSI templates, tools and auditing program provided us the consistency, control and transparency throughout our supply chain.
(iv) In accordance with the OECD Guidance for documentation and record keeping requirements, ASM has established ASM’s Conflict Minerals Process as part of our global process. We leverage internal network systems and a third party system to retain our conflict minerals due diligence process, data, and tracking records of the information gathered for the required documentation retention period (five years).
(v) ASM does not have a direct relationship with 3TG smelters and refineries; we rely on our active suppliers to provide us with up-to-date and accurate sourcing, smelter and refinery information. We leverage the most recognized Conflict-Free Sourcing Initiative’s CFS Program (CFSP), and communicate with our suppliers to use the smelters and refiners in compliance with the CFSP or an equivalent audit program.
(vi) In addition to the Conflict Minerals Policy communications, we offer annual conflict minerals training to our global suppliers.
(vii) Based on the due diligence findings from suppliers, we requested suppliers to resolve red flags and commit to use only the smelters and refineries that are known and validated by CFSI.
(viii) As part of grievance mechanisms, ASM created an email contact account that is available to interested parties for the submission of issues or concerns with our Policy, or to voice concerns regarding the circumstances of mineral extraction, trade, handling, and export in a conflict-affected and high-risk area. ASM published our first Corporate Responsibility (CR) report in April, 2015. It included the description of our conflict minerals policy and program. Comments and feedback to our CR and relevant conflict minerals program can be submitted through the CR feedback channel.

2. Identified and supply chain assessed risk with due diligence survey.
(i) Based on our 2013 active suppliers list, we sent a conflict minerals survey to all active suppliers globally in 2014. Suppliers were required to identify the origin, source, and chain of custody of conflict minerals contained in our products, fill out the CMRT and send back to us.
(ii) Based on the CMRT, suppliers provided conflict minerals survey data including the smelters or refineries they source from and the country locations for us to identify red flags and assess risk.

3. Designed and implemented a strategy responding to identified risks.
(i) To monitor and mitigate supply chain conflict minerals risk, we adopted and utilized the CFSI’s Conflict-Free Smelter Program. Based on gathered suppliers’ CMRT data, we analyzed and identified red flags. We communicated to the suppliers with red flags via emails and phone calls to verify their data accuracy. In case of the smelters and refineries sourcing ores from the covered countries, we required the suppliers either provide the smelter’s name and number to verify it is either an audited Conflict Free Smelters (CFS) or they need to stop using the identified smelters per our conflict minerals policy. Our Conflict Minerals Process outlined and documented a “red flag” resolution process with escalation procedures to enforce the compliance and mitigate the risk.
(ii) In addition, ASM offers annual training for our global suppliers to help understand the requirements, expectations and to strengthen their capabilities to improve data quality.

4. Joined and leverage CFSI to carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
As we do not have a direct relationship with 3TG smelters or refineries, we joined CFSI in 2014 and adopted its industry standard templates, tools and smelter auditing Conflict-Free Smelter (CFS) program and we rely on CFSI to conduct independent third-party audits of smelters and refineries. As a participating member in the CFSI, we worked with other members to develop and continuous improve the audit procedures, protocols and the CMRT.

5. Report on supply chain due diligence.
As required under the Final CM Rules, we file our Form SD, which contains this CMR as exhibited here, for the SEC reporting period commencing January 1, 2014 and ending December 31, 2014.

Summary and Determination
Based on ASM’s 2014 supplier conflict minerals due diligence survey data provided by suppliers and our own research, verification and due diligence efforts through December 31, 2014, we believe that ASM does not have sufficient information to conclusively determine the countries of origin of the Conflict Minerals in its products or whether the Conflict Minerals in its products are from recycled or scrap sources.

Our 2014 due diligence survey results yielded the names of 497 smelters and refineries from which one or more conflict minerals were sourced. Among them, 140 or 28% are smelters or refineries that comply with the Conflict-Free Smelter Program (CFSP) assessment protocols and considered as Conflict-Free. The remainder of the smelters and refineries identified are not, at this time, in compliance with the CFSP assessment protocols and validated by CFSP. However, we are actively partnering with CFSI’s member companies and our suppliers in an effort to collaboratively verify and validate status of these facilities.

Total Unique Smelters	497	Percentage
Conflict Free Smelter (CFS)	140	28.17%
CFSI Known Smelters	232	46.68%
Not listed/unknown by CFSI	265	53.32%

Based on the information provided by suppliers, smelters, and refiners, as well as from the CFSI and other sources, we identified the countries of the smelters and refineries facilities that have been used to process the ores and minerals contained as well as recycled and scrap sources in our products for risk assessment and control. The country location list is included here in Annex I.

Among the Conflict-Free Smelters, we also identified 18 smelters that sourced ores from the SEC-defined covered countries but were validated and audited by CFSP 3rd party auditors as Conflict Free Smelters that are not directly or indirectly financing or benefiting armed groups defined by SEC. The smelters list is included here as Annex II.

ASM is committed to sourcing components and materials from companies that share these values with us and expects our suppliers to source materials from socially responsible suppliers. We communicate to and require our suppliers to source from CFSI identified and validated smelters and refineries. As of the date of this reporting and based on the 2014 due diligence result, ASM found no reasonable basis for concluding that any of the smelters or refineries, from which our suppliers source Conflict Minerals, are directly or indirectly financing or benefiting armed groups.

Continuous Improvement in Understanding Minerals Sources
It is a rather complex process to understand and trace the sources of the Conflict Minerals used in our products through a multi-tiered supply chain. ASM designed and implemented our due diligence survey program based on OECD Guidance. We intend to continue to improve our due diligence measures by:

•
Communicating, training, and partnering with suppliers throughout our supply chain to re-validate, improve, and refine supplier reported information, improve data accuracy and completeness, and reduce unknown smelters on the list.; and

•
Continuing to leverage and collaborate with CFSI and its members to verify status of smelters and refineries; and continuing to exert influence throughout our supply chain to encourage smelters and refineries to comply with the CFSP assessment protocols.

FORWARD LOOKING STATEMENTS
Statements relating to continuous improvement as well as other forward looking statement make it this report are forward-looking in nature and are based on ASM’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors (such as whether industry organizations and initiatives such as the EICC and CSFI remain effective as a source of external support to us in the conflict minerals compliance process), which may be outside of our control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE
Unless otherwise stated herein, any documents, third party materials or references to websites are not incorporated by reference in, or considered to be a part of this CMR unless expressly incorporated by reference herein.

Exhibit 2.01: Annex
Annex I: Smelters/Refineries Country Location by Metal Type

Metal	Smelter Country
Gold	UNITED STATES
Gold	CHINA
Gold	JAPAN
Gold	CANADA
Gold	GERMANY
Gold	SWITZERLAND
Gold	SINGAPORE
Gold	BELGIUM
Gold	BRAZIL
Gold	KOREA, REPUBLIC OF
Gold	MEXICO
Gold	HONG KONG
Gold	AUSTRALIA
Gold	ITALY
Gold	TAIWAN
Gold	FRANCE
Gold	RUSSIAN FEDERATION
Gold	SPAIN
Gold	CHILE
Gold	SOUTH AFRICA
Gold	UZBEKISTAN
Gold	SWEDEN
Gold	TURKEY
Gold	KAZAKHSTAN
Gold	KYRGYZSTAN
Gold	SAUDI ARABIA
Gold	THAILAND
Gold	PHILIPPINES
Gold	INDONESIA
Gold	NETHERLANDS
Gold	MALAYSIA
Tantalum	UNITED STATES
Tantalum	CHINA
Tantalum	THAILAND
Tantalum	TAIWAN
Tantalum	RUSSIAN FEDERATION
Tantalum	KAZAKHSTAN
Tantalum	MEXICO
Tantalum	VIET NAM
Tantalum	BRAZIL
Tantalum	JAPAN
Tantalum	ESTONIA
Tantalum	INDIA
Tantalum	GERMANY
Tin	THAILAND

Metal	Smelter Country
Tin	INDONESIA
Tin	MALAYSIA
Tin	PERU
Tin	GERMANY
Tin	CHINA
Tin	BRAZIL
Tin	TAIWAN
Tin	BOLIVIA
Tin	KOREA, REPUBLIC OF
Tin	CANADA
Tin	UNITED STATES
Tin	CZECH REPUBLIC
Tin	RUSSIAN FEDERATION
Tin	VIET NAM
Tin	POLAND
Tin	JAPAN
Tin	BELGIUM
Tin	AUSTRALIA
Tin	PHILIPPINES
Tin	SWITZERLAND
Tin	UNITED KINGDOM
Tungsten	UNITED STATES
Tungsten	KOREA, REPUBLIC OF
Tungsten	CHINA
Tungsten	JAPAN
Tungsten	GERMANY
Tungsten	VIET NAM
Tungsten	INDONESIA
Tungsten	AUSTRIA
Tungsten	SWEDEN

Annex II: List of smelters declaring sourcing ore from covered countries but validated by Conflict-Free Sourcing Initiative (CFSI) as Conflict-Free Smelters.

Metal	#	Smelter ID	Smelter Name	Compliant Refiner Location	Valid Until
Tantalum	2	CID000291	Conghua Tantalum and Niobium Smeltry	a. Conghua, Guangdong, China	12-Sep-15
Tantalum	4	CID000410	Duoluoshan	a. Plant 1, Sihui City, Guangdong, China	17-Dec-15
Tantalum	6	CID000460	F&X Electro-Materials Ltd.	a. Jiangmen, Guangdong, China	18-Mar-16
Tantalum	9	CID002558	Global Advanced Metals Aizu	a. Aizuwakamatsu, Fukushima, Japan	25-Sep-15
Tantalum	12	CID002544	H.C. Starck Co., Ltd.	a. Map Ta Phut, Rayong, Thailand	17-Dec-15
Tantalum	13	CID002545	H.C. Starck GmbH Goslar	a. Goslar, Lower Saxony, Germany	16-Jan-16
Tantalum	14	CID002546	H.C. Starck GmbH Laufenburg	a. Laufenburg, Baden-Württemberg, Germany	16-Jan-16
Tantalum	18	CID002550	H.C. Starck Smelting GmbH & Co.KG	a. Laufenburg, Baden-Württemberg, Germany	20-Jan-16
Tantalum	22	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	a. Jiujiang, Jiangxi, China	28-Mar-15
Tantalum	23	CID000917	Jiujiang Tanbre Co., Ltd.	a. Jiujiang, Jiangxi, China	29-Oct-15
Tantalum	26	CID002539	KEMET Blue Metals	a. Matamoros, Tamaulipas, Mexico	26-Aug-15
Tantalum	33	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	a. Shizuishan, Ningxia, China	17-Sep-15
Tantalum	41	CID001969	Ulba Metallurgical Plant JSC	a. Ust-Kamenogorsk, East Kazakhstan, Kazakhstan	10-Jul-15
Tantalum	44	CID002232	Zhuzhou Cement Carbide	a. Zhuzhou, Hunan, China	1-Nov-15
Tin	10	CID001105	Malaysia Smelting Corporation (MSC)	a. Butterworth, Penang, Malaysia	11-Apr-15
Tin	35	CID001898	Thaisarco	a. Amphur Muang, Phuket, Thailand	27-Aug-15
Tungsten	10	CID002011	Vietnam Youngsun Tungsten Industry Co., Ltd.†	Halong City, Quang Ninh Province, Vietnam	3-Feb-16
Tungsten	12	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	Xiamen, Xiamen, China	25-Apr-15